Exhibit (h)(29)

Amendment to Transfer Agency and Service Agreement

This Amendment dated as of April 15, 2016 (this “Amendment”) is to the Transfer Agency and Service Agreement dated January 30, 2012, as amended (the “Agreement”), by and between ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, and Financial Investors Trust (the “Trust”), a Delaware statutory trust.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.                  Effective as of the date of this Amendment, Appendix A to the Agreement is hereby deleted and replaced in its entirety with a new Appendix A attached hereto and incorporated by reference herein.

2.                  Effective as of the date of this Amendment, Sections 19(a) and 19(b) of the Agreement are replaced in their entirety with the following:

(a)          Term.  This Agreement is effective as of April 15, 2016 (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Term”).  Until the end of the Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 19(c) hereof.

(b)          Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then-current renewal term or for cause pursuant to Section 15(c) hereof.

3.                   Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Jeremy O. May
Name:	Edmund J. Burke	Name:	Jeremy O. May
Title:	President	Title:	President

Exhibit (h)(29)

APPENDIX A

LIST OF FUNDS

Seafarer Overseas Growth and Income Fund
Seafarer Overseas Value Fund